Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-86620) pertaining to the 1999 Stock Option Plan of Encore Wire Corporation, of our reports dated March 6, 2008, with respect to the consolidated financial statements of Encore Wire Corporation and the effectiveness of internal control over financial reporting of Encore Wire Corporation included in this Annual Report (Form 10-K) for the year ended December 31, 2007.
/s/ Ernst & Young LLP
Dallas, Texas
March 6, 2008